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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citizens Communications Company:

We consent to the use of our report dated March 8, 2001, covering our audits of the consolidated balance sheets of Citizens Communications Company and subsidiaries (the "Company") as of December 31, 2000 and 1999 and the related consolidated statements of income (loss) and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement on Form S-3.

                                          /s/ KPMG LLP

New York, New York
March 29, 2001